                                    (EXHIBIT 2.2)

                               LOAN PURCHASE AGREEMENT

     THIS LOAN PURCHASE AGREEMENT ("Agreement"), is executed as of December 15, 1997, by and between PRIME GROUP REALTY, L.P., a Delaware limited partnership ("Purchaser"), and ALLSTATE LIFE INSURANCE COMPANY, an Illinois insurance corporation ("Seller").

                                      RECITALS:

     A. Seller holds legal title to a certain mortgage loan described on Exhibit A attached hereto (the "Loan");

     B. The Loan encumbers real property and improvements located in the State of Illinois, County of Cook, more particularly described on Exhibit B attached hereto (the "Property"); and

     C. Purchaser desires to purchase all of Seller's right, title and interest in and to the Loan on the terms and subject to the conditions set forth herein.

                                      AGREEMENT:

     NOW THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1.   SALE AND PURCHASE.

     Seller agrees to sell, convey, and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller, for the Purchase Price (as hereinafter defined), on the terms and conditions set forth in this Agreement, all of Seller's right, title and interest in and to the Loan evidenced and secured by the documents (the "Loan Documents") described in Exhibit C attached hereto.

     2.   PURCHASE PRICE; EARNEST MONEY.

               (a) The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Loan is FIFTY ONE MILLION AND NO/100 DOLLARS ($51,000,000.00).

               (b) Purchaser shall pay the Purchase Price to Seller at the Closing (as defined in Section 6 below) by wire transfer pursuant to the following wiring instructions:

               Harris Trust and Savings Bank
               ABA #071000288
               For the benefit of:
               Allstate Life Insurance Company Collection Account
               Account No. 168-119-6
               Reference:  Mortgage Loan No. 374-001

          3. ITEMS TO BE PROVIDED BY SELLER. Upon reasonable notice, Seller shall make available to Purchaser, for Purchaser's review, at Seller's offices in Northbrook, Illinois, copies of the Loan Documents.

          4.   INSPECTION.

          (a) Purchaser shall have a period ("Inspection Period") commencing December 5, 1997 and terminating at 5:00 p.m. Central Standard Time on December 11, 1997, to make such examinations, studies, inspections and investigations ("Inspections") regarding the Loan and the Loan Documents as Purchaser may desire.

          (b) Any inspection fee, appraisal fee, engineering fee and other expense of any kind incurred by Purchaser relating to, or in connection with, any Inspections will be solely Purchaser's expense. Purchaser agrees to indemnify and hold Seller, and its successors, assigns and predecessors, parents, partners, subsidiaries, and affiliated organizations, and the officers, directors, shareholders, employees, asset managers, partners, subasset managers, attorneys, agents, members and servants of each of the foregoing (collectively, the "Seller Parties"), harmless from any and all
     (i) liability for the payment of damages, claims and judgments for personal injury or death to any person and for property damage to the property of others, including, without limitation, the Property, and for the amount of all losses, judgments, costs, and expenses, (including reasonable attorneys' fees, court costs, deposition and other discovery fees and expenses) of every kind suffered, incurred, sustained by or threatened against any of the Seller Parties which arise out of any Inspections by Purchaser or any person or entity conducting such Inspections on behalf of Purchaser, and (ii) damages, costs of repair and replacement suffered to the Property caused by Purchaser or any employee, agent, representative, independent contractor or other person on or at the Property at the request or direction of Purchaser. The provisions of this Section 4(b) shall survive the Closing and any termination of this Agreement.

          (c) Purchaser shall make such examination, review and investigation of the facts and circumstances necessary to evaluate the Loan, the Loan Documents and the Property as it deems necessary or appropriate to form a basis for its evaluation of the purchase of the Loan.

          (d) If Purchaser, in its sole and absolute discretion, is not satisfied with the results of its Inspections for any reason whatsoever, Purchaser, as Purchaser's sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice of termination to Seller on or before 5:00 p.m. Central Standard Time on the last day of the Inspection Period. Upon such termination, neither party hereto shall have any further rights or obligations hereunder, expect for the Survival Obligations.


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

     5.   TERMINATION, DEFAULT AND REMEDIES

          (a) If Purchaser fails or refuses to consummate the purchase of the Loan pursuant to this Agreement at the Closing for any reason, other than termination of this Agreement by Purchaser pursuant to a right to so terminate expressly set forth in this Agreement or Seller's failure to perform Seller's obligations under Section 6(b)(i) of this Agreement, or if prior to or at Closing, Seller discovers that Purchaser has failed to timely perform any of its other obligations hereunder or that any of Purchaser's representations or warranties contained in this Agreement are not true or accurate as of the date made or on the Closing Date, then, such event shall constitute a default by Purchaser hereunder and Seller may, as its sole and exclusive remedy, terminate this Agreement by giving written notice to Purchaser prior to or at the Closing, whereupon neither party hereto shall have any further right or obligation hereunder, other than the Survival Obligations.

          (b) If Seller fails or refuses to consummate the sale of the Loan pursuant to this Agreement at the Closing, or if Seller fails to perform any of Seller's other obligations hereunder, when required, either prior to or at the Closing, for any reason other than the termination of this Agreement by Seller pursuant to a right to terminate expressly set forth in this Agreement or Purchaser's failure to perform Purchaser's obligations under this Agreement, then Purchaser shall have, as it sole and exclusive remedy, the right to terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, whereupon neither party hereto shall have any further right or obligation hereunder, other than the Survival Obligations.

     6.   CLOSING.

          (a) The Closing ("Closing") of the sale of the Loan by Seller to Purchaser shall occur at Near North Title Insurance Company, Chicago, Illinois, or any other mutually acceptable location, on or before December 15, 1997 (the "Closing Date"). If the Closing has not occurred by the Closing Date, and provided that Seller is not in default under this Agreement, then Seller may terminate this Agreement whereupon neither party shall have any further right or obligation hereunder, other than the Survival Obligations.

          (b) At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions precedent:

               (i) Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                      (A) The original executed promissory note (the "Note"), together with an Allonge to the Note in the form of Exhibit D attached hereto.

                      (B) An Assignment of Mortgage, Assignment of Leases, Rents and

               Contracts, Security Agreement and Fixture Filing and Other Documents (the "Assignment") for the Loan Documents and related rights and liens in the form of Exhibit E attached hereto with all blanks appropriately completed.

                      (C) One or more UCC-3 Assignment of Financing Statement forms (the "UCC-3") evidencing the assignment to Purchaser of all Seller's right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Seller which are in effect on the Closing Date.

                      (D)     The originals of the other Loan Documents.

                      (E)     Intentionally omitted.

                      (F) An agreement and consent executed by each borrower party in the form attached hereto as Exhibit F ("Agreement and Consent").

               (ii) Purchaser, at Purchaser's sole cost and expense, shall deliver or cause to be delivered to Seller the following:

                      (A)     The Purchase Price.

                      (B)     Intentionally Omitted.

                      (C) A Purchaser's Tax Identification Certificate, executed by Purchaser, in the form attached hereto as Exhibit G with all applicable blanks appropriately completed.

               (iii) At the Closing, upon receipt of all items to be delivered to it in accordance with Section 6(b)(i) and (ii) above, Purchaser shall deliver to Seller the Purchase Price (to be wire transferred in accordance with the wire transfer instructions contained in Section 2(b) above), and one fully executed counterpart of the document described in Section 6(b)(ii)(B) above; and Seller, upon receipt of the foregoing, shall simultaneously deliver to Purchaser the Note, the executed Allonge, an executed counterpart of the Assignment, the Agreement and Consent, the executed UCC-3(s) and any original Loan Documents in Seller's possession and control.

               (iv) Purchaser shall pay the escrow fee charged by the Escrow Agent. Seller and Purchaser shall pay their respective attorneys' fees for the negotiation and drafting of this Agreement and the documents described in Section 6(b)(i) and (ii). Purchaser shall pay all recording fees and the cost of any title insurance coverage or endorsements that Purchaser elects to obtain.

          7.   CONDITIONS PRECEDENT TO PERFORMANCE BY PURCHASER.

          (a) Without limitation upon the conditions set forth in Section 6(b)(i) hereof, Purchaser's obligations under this Agreement shall be contingent and specifically conditioned upon the following:

               (i) Seller shall have, in all material respects, delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with by Seller prior to or as of the Closing.

               (ii) The representations made by Seller in Section 9 of this Agreement shall be true and correct in all material respects as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser (it being understood that representations that speak as of a specified date shall continue to speak as of the date so specified).

          (b) In the event that any of the conditions described in Section 7(a) hereof have not been satisfied at or prior to the Closing, Purchaser shall have the option at any time at or before the Closing, to either (i) terminate this Agreement upon written notice to Seller, whereupon neither party hereto shall have any further right or obligation hereunder, other than the Survival Obligations, or (ii) waive such condition and close the purchase of the Loan in accordance with the terms hereof.

     8.   CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER.

          (a) Without limitation upon the conditions set forth in Section 6(b)(ii) hereof, Seller's obligations under this Agreement shall be contingent and specifically conditioned upon the following:

               (i) Purchaser shall have, in all material respects, delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with by Purchaser prior to or as of the Closing.

               (ii) The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the date hereof and as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Seller (it being understood that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified).

          (b) In the event that any of the conditions described in Section 8(a) hereof have not been satisfied by the Closing Date, Seller shall have the option, at any time on or before the Closing, to either (i) terminate this Agreement whereupon neither party shall have any further right or obligations hereunder other than the Survival Obligations, or (ii) waive such condition and close the sale of the Loan in accordance with the terms hereof.

     9.   REPRESENTATIONS OF SELLER.

          (a)  Seller hereby represents to Purchaser that:

               (i)    Seller is a "United States person" within the meaning of
          Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

               (ii) Seller has not assigned, transferred or hypothecated to any third party any portion of its interest in the Note or any other Loan Documents which assignment, transfer or hypothecation would remain in effect after Closing.

               (iii) Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of Illinois.

               (iv) Seller has all requisite power and authority to execute, deliver, and perform all of its obligations under this Agreement and all instruments and other documents executed and delivered by Seller in connection herewith.

               (v) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered by Seller in connection herewith have been duly authorized by all necessary action on the part of Seller and do not and will not (A) require any consent or approval that has not been obtained, or (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Seller or any provision of Seller's charter or bylaws.

               (vi) This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles with may limit the availability of equitable remedies.

               (vii) Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor, to Seller's knowledge, has any such petition been filed against Seller. No general assignment of Seller's property has been made for the benefit of creditors, an no receiver, master, liquidator or trustee has been appointed for Seller or any of its properties. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

          (b) The representations of Seller set forth in Section 9(a) hereof shall be deemed to be made both as of the date hereof and as of the Closing Date, except to the extent that Seller otherwise notifies Purchaser in writing at or prior to Closing.

          10. DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLER. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9(A) HEREOF, THE LOAN IS BEING SOLD "AS IS" WITHOUT ANY RECOURSE, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 9(A), SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE LOAN, THE LOAN DOCUMENTS, THE PROPERTY OR ITS CONDITION.

          11. REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATIONS OF PURCHASER.

               (a)    Purchaser hereby represents and warrants to Seller that:

                      (i) Purchaser is a duly formed limited partnership, validly existing and in good standing under the laws of the State of Delaware.

                      (ii) Purchaser has all requisite power and authority to execute, deliver, and perform all of its obligations and under this Agreement and all instruments and other documents executed and delivered by Purchaser in connection herewith.

                      (iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered by Purchaser in connection herewith have been duly authorized by all necessary action on the part of Purchaser and do not and will not (A) require any consent or approval of its shareholders and/or partners, whichever is applicable, that has not been obtained, or (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Purchaser or any provision of Purchaser's charter or bylaws and/or partnership agreement, whichever is applicable.

                      (iv) This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles which may limit the availability of equitable remedies.

                      (iv) Purchaser has not filed and is not planning to file any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its properties. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.

                      (v) Purchaser is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

          (b)  Purchaser hereby covenants with Seller as follows:

               (i) NOTICE OF PURCHASE. Purchaser shall, promptly after the Closing, notify the borrower and any other party liable for the Loan or any portion thereof of Purchaser's purchase of the Loan and direct that all payments on and communications regarding the Loan be sent to Purchaser after the Closing Date, and will provide Seller with a copy of such notice.

               (ii) INSURANCE. Purchaser shall be responsible for notifying all companies providing hazard insurance, collision or any other type of insurance for the protection of the Property, of the sale of the Loan to Purchaser as may be required under existing policies.

               (iii) INFORMATIONAL TAX REPORTING. Purchaser agrees to assume, as of the Closing Date, all obligations with respect to federal and state income tax informational reporting related to the Loan purchased under this Agreement, including obligations with respect to Forms 1099 and 1098 and back-up withholding. Purchaser further agrees to cooperate with Seller to the extent necessary to allow Seller to fulfill any obligations which Seller may have with respect to such informational reporting for the Loan for the period prior to the Closing Date.

               (iv) CONFORMITY TO LAW. Purchaser agrees to abide by all applicable state and federal laws, rules and regulations regarding the handling and maintenance of all documents and records relating to the Loan purchased hereunder including, but not limited to, the length of time such documents and records are to be retained. Purchaser shall preserve and maintain such documents and files, and shall require any successor or transferor of any such documents and files to preserve and maintain such documents and files for a period equal to the longest of the following: (i) six (6) years from the closing of the Loan by the lender originally named in the Loan Documents in accordance with 12 U.S.C. 1821(d)(15)(D), (ii) ten
          (10) years from the date of the underlying transaction or the events documented by such documents and files, or (iii) for such longer period as may be required by applicable law.

          (c)  Intentionally Omitted.

          (d) The representations, warranties and covenants of Purchaser contained in this Section 11 shall be deemed to be made both as of the date hereof and as of Closing and shall survive the Closing or termination of this Agreement.

     12. BROKERS. Neither Purchaser nor Seller has had any dealings with respect to the Loan, the Loan Documents or the transactions contemplated hereby with any mortgage or real estate advisor, broker, investment advisory firm or salesman or any other person or corporation, whether known or unknown to any of the parties hereto (each a "Broker"), and Purchaser agrees to pay any and all commissions, fees or other compensation which may become due and payable to any such Broker as a result of this Agreement or the such party's actions.

     13. NOTICES. Any notice or other communications required or permitted under or given in connection with this Agreement shall be in writing and shall be addressed as follows:

          If to Seller:       Allstate Life Insurance Company
                              Allstate Plaza South
                              3075 Sanders Road - Suite G5C
                              Northbrook, Illinois   60062
                              Attention:  Adrian B. Corbiere

          with a copy to:     Allstate Life Insurance Company
                              Allstate Plaza South
                              3075 Sanders Road - Suite G5A
                              Northbrook, Illinois   60062
                              Attention:  Paul N. Kierig


          If to Purchaser:    Prime Group Realty, L.P.
                              77 West Wacker Drive
                              Suite 3900
                              Chicago, Illinois   60601
                              Attention:  Michael W. Reschke

          With a copy to:     Winston & Strawn
                              35 West Wacker Drive
                              Suite 4200
                              Chicago, Illinois   60601
                              Attention:     William J. Ralph, Esq. and
                                             Wayne D. Boberg, Esq.

Any such notice or other communication shall be deemed given upon the occurrence of any of the following: (a) the first business day following the day sent by United States express mail, postage prepaid, return receipt requested; (b) on the first business day following the day sent by an overnight carrier service that operates on a nationwide basis; (c) on the third business day following the day sent by United States certified mail, postage prepaid, return receipt requested; or (d) on the date delivered by hand to the address above for which a signed receipt is given, whether or not actually received by the person to whom directed. From time to time either party may designate another address within the continental United States for purposes of this Agreement by giving the other party not less than ten (10) days advance written notice of such change of address in accordance with the provisions of this Section. Delivery by facsimile or similar transmission shall not constitute notice hereunder.

     14. WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

     15. GOVERNING LAW. The terms and provisions hereof shall be governed by, and construed in accordance with, the substantive laws of the State of Illinois without regard to conflict of law principles.

     16. BINDING AGREEMENT. This Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, the foregoing shall not be deemed or construed to (a) permit the assignment of any of either party's rights or obligations hereunder or (b) confer any right, title, benefit, cause of action or remedy upon any person or entity not a party hereto.

     17. CONSTRUCTION. Whenever the context hereof so requires, reference to the singular shall include the plural and the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     18. SEVERABILITY. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each such clause or provision of this Agreement that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

     19. COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgments of each of the parties hereto.

     20. NO ORAL AGREEMENTS. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREIN, SUPERSEDES ANY AND ALL PRIOR DISCUSSIONS AND AGREEMENTS (WRITTEN OR ORAL) BETWEEN SELLER AND PURCHASER WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     21. TIME OF THE ESSENCE. Time is of the essence in the execution and performance of this Agreement and of each provision hereof.

     22. ATTORNEYS' FEES. If either party shall default in the performance of any of the terms and conditions of this Agreement, the non-defaulting party shall be entitled to recover all costs, charges, and expenses of enforcing this Agreement including reasonable attorneys' fees, paralegal fees, and costs, including, but not limited to, attorneys' and paralegal fees incurred in any trial or appellate proceedings.

     23. RULE OF CONSTRUCTION. The parties acknowledge that each party and its counsel has reviewed this Agreement, and the parties hereby agree that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     24. SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any date set forth in this Agreement for the performance of any obligation by Purchaser or Seller or for the delivery of any document or notice should be on other than a Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next following Business Day. For purposes of this Agreement, the term "Business Day" shall mean any day on which banks and federal savings associations in Chicago, Illinois are required to be open for business.

     25. FURTHER ASSURANCES. Seller will, whenever and as often as shall be reasonably requested to do so by Purchaser, and Purchaser will, whenever and as often as shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary to complete the transaction herein contemplated and to carry out the intent and purposes of this Agreement.

     26. AMENDMENTS. This Agreement shall not be amended except by a writing signed on behalf of the party to be charged with such amendment.

     27. NO THIRD PARTY BENEFICIARIES. No person or entity not a party to this Agreement shall have any third party beneficiary claim or other right hereunder or with respect thereto.

     28. EXHIBITS. Each exhibit referred to in this Agreement is attached hereto and each such exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     29. JURY WAIVER. SELLER AND PURCHASER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRAIL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOAN, THE LOAN DOCUMENTS OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

     30. NO ASSIGNMENT. Neither party may assign this Agreement or any right, liability, or obligation hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld. Any purported assignment in violation of this provision shall be null and void.

                        [SIGNATURE PAGE FOLLOWS ON NEXT PAGE]


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

          EXECUTED UNDER SEAL as of the date first above written.

                                   PURCHASER:

                                   PRIME GROUP REALTY, L.P., a Delaware limited partnership

                                   By:  PRIME GROUP REALTY TRUST, a Maryland
                                        Estate Investment Trust, its general
                                        partner



                                        By:   /s/ Jeffrey A. Patterson
                                            ------------------------------------
                                             Name:    Jeffrey A. Patterson
                                                    ----------------------------
                                             Its:     Executive Vice President
                                                    ----------------------------


                                   SELLER:

                                   ALLSTATE LIFE INSURANCE COMPANY, an Illinois insurance corporation



                                   By:   /s/ Adrian Corbiere
                                       -----------------------------------------
                                        Name:     Adrian Corbiere
                                              ----------------------------------
                                              Authorized Signatory



                                   By:    /s/ Mark A. Bishop
                                       -----------------------------------------
                                        Name:     Mark A. Bishop
                                              ----------------------------------
                                              Authorized Signatory


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